As filed with the Securities and Exchange Commission on December 28, 2007
Registration No. 333-145266

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 3
TO
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Peplin, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	2834 (Primary Standard Industrial Classification Code Number)	26-0641830 (I.R.S. Employer Identification No.)

6475 Christie Avenue
Emeryville, CA 94608
(510) 653-9700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael D.A. Aldridge
Chief Executive Officer
6475 Christie Avenue
Emeryville, CA 94608
(510) 653-9700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick T. Seaver B. Shayne Kennedy Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, CA 92626-1925 (714) 540-1235	David J. Saul Gavin T. McCraley Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1 of Peplin, Inc. is filed solely for the purpose of filing Exhibits 10.22 and 10.23 thereto.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Set forth below is a table of the registration fee for the Securities and Exchange Commission, the filing fee for the National Association of Securities Dealers, Inc., the listing fee for the NASDAQ Global Market and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in the registration statement, other than underwriting discounts and commissions:

Securities and Exchange Commission registration fee		$2,032
NASD filing fee		8,000
NASDAQ Global Market listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be completed by amendments.

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

The Delaware General Corporation Law further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law. Except to the extent such exemption from liability is not permitted under the Delaware General Corporation Law, our certificate of incorporation provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not adversely affect any right or protection of our directors in respect of any act or failure to act occurring prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our by-laws that will be in effect upon completion of this offering provide that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

Acting pursuant to the foregoing, we intend to enter into indemnification agreements, or Indemnification Agreements, with each of our directors and officers to indemnify them to the fullest extent permitted by our certificate of incorporation, by-laws and Delaware law.

The Indemnification Agreements will:

•	confirm to officers and directors the indemnification provided to them in the by-laws;

•	provide officers and directors with procedural protections in the event that they are sued in their capacity as director or officer; and

•	provide additional indemnification rights.

We have purchased insurance on behalf of our respective directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as our directors or officers, or that may arise out of their status as our directors or officers, including liabilities under the federal and state securities laws.

Item 15.	Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold since the registrant’s formation in Delaware on July 31, 2007 through the date of this registration statement:

1. On July 31, 2007, the registrant issued one share of its Class B common stock to Peplin Limited. Such sale was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering. The sale of this security was made without general solicitation or advertising.

2. Concurrent with the initial filing of this registration statement, the registrant commenced a process to acquire all the outstanding shares of its former parent, Peplin Limited, pursuant to a Scheme of Arrangement. The Scheme of Arrangement was approved by more than 75% in voting interest and 50% in number of Peplin Limited’s shareholders present and voting at a shareholder meeting held on October 1, 2007 and by the Federal Court of Australia on October 8, 2007. On October 16, 2007, pursuant to the reorganization, the registrant issued the shareholders of Peplin Limited one share of its common stock for every 20 shares of Peplin Limited that were issued and outstanding. Additionally, the registrant canceled each of the outstanding options to acquire shares of Peplin Limited that were listed on the Australian Securities Exchange and issued replacement options representing the right to acquire shares of its common stock on the same 1-for-20 basis. The shares and the options issued in the reorganization were exempt from registration as securities issued pursuant to Section 3(a)(10) of the Securities Act given that the terms and conditions of the issuance and exchange were approved, after a hearing upon the fairness of the terms and conditions, by a court expressly authorized by law to grant such approval.

3. Upon the consummation of the reorganization, the registrant granted replacement stock options to purchase 781,073 shares of its common stock to its employees and consultants (and the employees and consultants of its majority owned subsidiaries) and its non-employee directors pursuant to its 2007 Incentive Award Plan, or Plan. These options were issued in replacement of options to acquire ordinary shares of Peplin Limited, which were canceled in connection with the reorganization. Of these options, no options have been exercised and no shares of the registrant’s common stock have been issued and sold to Plan participants. The issuances of securities described above were exempt from registration as securities issued in reliance on Rule 701 of the Securities Act pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

Item 16.	Exhibits and Financial Statement Schedule

(a) Exhibits

Exhibit No.		Description of Exhibit

1	.1**	Form of Underwriting Agreement.
3	.1*	Certificate of Incorporation of Peplin, Inc.
3	.2*	Bylaws of Peplin, Inc.
4	.1*	Form of Common Stock certificate
4	.2*	Form of Class B Common Stock Certificate
5	.1**	Opinion of Latham & Watkins LLP
10	.1*	Implementation Agreement between Peplin Limited and Peplin, Inc., dated August 8, 2007
10	.2*†	2007 Incentive Award Plan
10	.3**	Form of Stock Option Agreement
10	.4*†	Form of Indemnity Agreement for Directors and Officers
10	.5*†	Purchase Agreement between Gary Pace and Peplin Limited, dated June 23, 2006
10	.6*†	Employment Agreement between Peplin Operations USA, Inc. and Michael Aldridge, dated December 11, 2006
10	.7*†	Employment Agreement between Peplin Limited, Peplin Operations USA, Inc. and Philip Moody, dated September 8, 2006
10	.8*†	Employment Agreement between Peplin Operations USA, Inc. and Cheri Jones, dated June 14, 2006
10	.9*†	Employment Agreement between Peplin Limited and David Smith, dated April 27, 2006
10	.10*†	Letter from Peplin Limited to David Smith, regarding salary adjustment, dated December 15, 2006
10	.11*†	Employment Agreement between Peplin Limited and Peter Welburn, dated May 10, 2004
10	.12*†	Letter from Peplin Limited to Peter Welburn regarding role change and salary adjustment, dated December 15, 2006
10	.13*†	Employment Agreement between Peplin Operations USA, Inc. and George Mahaffey, dated May 22, 2007
10	.14*†	Employment Agreement between Peplin Operations USA, Inc. and Arthur Bertolino, dated March 12, 2007
10	.15*	Lease between Peplin Biotech Ltd and Pine Waters Pty. Ltd., dated June 10, 2004
10	.16*	Lease between Peplin Operations USA, Inc. and Bay Center Office LLC, dated December 22, 2006
10	.17*	Lease between Peplin Operations Pty Ltd and Garrels Investments Pty Ltd, dated May 28, 2007
10	.18*	Pharmaceuticals Partnerships Program Funding Agreement between the Commonwealth of Australia and Peplin Operations Pty Ltd, dated September 22, 2005
10	.19*	R&D Start Program Grant Agreement between Commonwealth of Australia acting through the Industry Research and Development Board and Peplin Operations Pty Ltd, dated September 19, 2003
10	.20*	Termination and Settlement Agreement between Allergan Sales LLC and Peplin Limited, dated October 7, 2004
10	.21*	Form of Subscription Agreement, dated August 8, 2007
10	.22††	Clinical Services Master Agreement between Peplin Operations Pty Ltd and Omnicare CR, Inc., dated June 1, 2005
10	.23††	Development and clinical supply agreement between Peplin, Inc. and DPT Laboratories, Ltd., dated October 23, 2007
10	.24*†	Letter from Peplin Limited to David Smith, regarding salary adjustment, dated October 18, 2007
21	.1*	Subsidiaries of Peplin, Inc.

Exhibit No.		Description of Exhibit

23	.1*	Consent of Ernst & Young — (Audit Report of Peplin Limited)
23	.2*	Consent of Ernst & Young — (Audit Report of Peplin, Inc.)
23	.3**	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24	.1*	Power of Attorney (included in signature pages)

*	Previously filed.

**	To be filed by amendment.

†	Management contract or compensatory plan or arrangement.

††	Confidential treatment has been requested with respect to portions of this exhibit.

(b) Financial Statement Schedules:

Schedules have been omitted because the information required to be shown in the schedules is not applicable or is included elsewhere in our financial statements or accompanying notes.

Item 17.	Undertakings

We undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions summarized in Item 14 above or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered in this offering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

We undertake that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment no. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on December 28, 2007.

PEPLIN, INC.

By:	/s/ Philip K. Moody
Philip K. Moody
Chief Financial Officer, Vice President
Finance & Operations

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to the registration statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Thomas G. Wiggans Thomas G. Wiggans		Chairman of the Board and Director	December 28, 2007

* Cherrell Hirst		Director	December 28, 2007

* Michael Aldridge		Managing Director and Chief Executive Officer (Principal Executive Officer)	December 28, 2007

/s/ Philip K. Moody Philip K. Moody		Chief Financial Officer (Principal Financial and Accounting Officer)	December 28, 2007

* Eugene Bauer		Director	December 28, 2007

* Gary Pace		Director	December 28, 2007

* James Scopa		Director	December 28, 2007

* Michael Spooner		Director	December 28, 2007

*By:	/s/ Philip K. Moody Philip K. Moody Attorney-in-Fact		December 28, 2007

INDEX TO EXHIBITS

Exhibit No.		Description of Exhibit

1	.1**	Form of Underwriting Agreement.
3	.1*	Certificate of Incorporation of Peplin, Inc.
3	.2*	Bylaws of Peplin, Inc.
4	.1*	Form of Common Stock certificate
4	.2*	Form of Class B Common Stock Certificate
5	.1**	Opinion of Latham & Watkins LLP
10	.1*	Implementation Agreement between Peplin Limited and Peplin, Inc., dated August 8, 2007
10	.2*†	2007 Incentive Award Plan
10	.3**	Form of Stock Option Agreement
10	.4*†	Form of Indemnity Agreement for Directors and Officers
10	.5*†	Purchase Agreement between Gary Pace and Peplin Limited, dated June 23, 2006
10	.6*†	Employment Agreement between Peplin Operations USA, Inc. and Michael Aldridge, dated December 11, 2006
10	.7*†	Employment Agreement between Peplin Limited, Peplin Operations USA, Inc. and Philip Moody, dated September 8, 2006
10	.8*†	Employment Agreement between Peplin Operations USA, Inc. and Cheri Jones, dated June 14, 2006
10	.9*†	Employment Agreement between Peplin Limited and David Smith, dated April 27, 2006
10	.10*†	Letter from Peplin Limited to David Smith, regarding salary adjustment, dated December 15, 2006
10	.11*†	Employment Agreement between Peplin Limited and Peter Welburn, dated May 10, 2004
10	.12*†	Letter from Peplin Limited to Peter Welburn regarding role change and salary adjustment, dated December 15, 2006
10	.13*†	Employment Agreement between Peplin Operations USA, Inc. and George Mahaffey, dated May 22, 2007
10	.14*†	Employment Agreement between Peplin Operations USA, Inc. and Arthur Bertolino, dated March 12, 2007
10	.15*	Lease between Peplin Biotech Ltd and Pine Waters Pty. Ltd., dated June 10, 2004
10	.16*	Lease between Peplin Operations USA, Inc. and Bay Center Office LLC, dated December 22, 2006
10	.17*	Lease between Peplin Operations Pty Ltd and Garrels Investments Pty Ltd, dated May 28, 2007
10	.18*	Pharmaceuticals Partnerships Program Funding Agreement between the Commonwealth of Australia and Peplin Operations Pty Ltd, dated September 22, 2005
10	.19*	R&D Start Program Grant Agreement between Commonwealth of Australia acting through the Industry Research and Development Board and Peplin Operations Pty Ltd, dated September 19, 2003
10	.20*	Termination and Settlement Agreement between Allergan Sales LLC and Peplin Limited, dated October 7, 2004
10	.21*	Form of Subscription Agreement, dated August 8, 2007
10	.22††	Clinical Services Master Agreement between Peplin Operations Pty Ltd and Omnicare CR, Inc., dated June 1, 2005
10	.23††	Development and clinical supply agreement between Peplin, Inc. and DPT Laboratories, Ltd., dated October 23, 2007
10	.24*†	Letter from Peplin Limited to David Smith, regarding salary adjustment, dated October 18, 2007
21	.1*	Subsidiaries of Peplin, Inc.
23	.1*	Consent of Ernst & Young — (Audit Report of Peplin Limited)
23	.2*	Consent of Ernst & Young — (Audit Report of Peplin, Inc.)
23	.3**	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24	.1*	Power of Attorney (included in signature pages)

*	Previously filed.
**	To be filed by amendment.
†	Management contract or compensatory plan or arrangement.
††	Confidential treatment has been requested with respect to portions of this exhibit.